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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

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                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                December 17, 1998                                0-21537
Date of Report (Date of earliest event reported)          Commission File Number

                            PACIFIC BIOMETRICS, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   93-1211114
                     (I.R.S. Employer Identification Number)

                      25621 Atlantic Ocean Drive, Suite A1
                              Lake Forest, CA 92630
               (Address of Principal Executive Offices) (Zip Code)

                                 (949) 455-9724
              (Registrant's telephone number, including area code)

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Item 5. Other Events.

     On December 22, 1998, Pacific Biometrics, Inc. (the "Company") announced by press release that it had received notification from the Nasdaq Stock Market ("Nasdaq") that it intends to delist the Company's common stock and warrants effective December 28, 1998, due to the Company's failure to maintain compliance with its net tangible asset requirement and a minimum bid price of $1.00. The Company has requested an oral hearing to appeal Nasdaq's decision. Such a hearing would likely be scheduled during the first quarter of 1999. Until a decision is reached by Nasdaq's Hearing Panel, the securities will continue to be listed on Nasdaq. There can be no assurance as to when a decision will be rendered by Nasdaq's Hearing Panel or that such decision will be favorable to the Company. Further, such decision may be subject to conditions or other restrictions which the Company may not be able to comply with or which may make it more difficult to trade in the Company's securities. An unfavorable decision will result in the immediate delisting of the Company's Common stock from Nasdaq irrespective of the Company's ability to appeal such decision. Any such delisting will have an adverse impact on the liquidity of the Company's securities, which may then trade on the OTC Bulletin Board or the over-the-counter market, which may make it more difficult to trade in the Company's securities or liquidate an investor's holdings. Also, such delisting may make it more difficult for the Company to raise additional capital.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a) not applicable

     (b) not applicable

     (c) Exhibits

         99   Press Release dated December 22, 1998

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 1998                PACIFIC BIOMETRICS, INC.

                                       By: /s/ Paul G. Kanan
                                       Name: Paul G. Kanan
                                       Title: President and Chief Executive
                                              Officer

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